EXHIBIT 2.1

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                               PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           DEVCON INTERNATIONAL CORP.,

                     V. I. CEMENT & BUILDING PRODUCTS, INC.,

                                  PAULINA DEAN,

                            ST. THOMAS CONCRETE INC.

                                       AND

                                W. KEMBLE KETCHAM

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                                TABLE OF CONTENTS
                                                                          PAGE
                                    ARTICLE I
                               PURCHASE OF ASSETS
                               ------------------

 1.1     Purchase and Sale of Acquired Assets...............................1
 1.2     Assumed Obligations................................................1
 1.3     Method of Conveyance...............................................2

                                   ARTICLE II
                                PURCHASE OF STOCK
                                -----------------

 2.1     Purchase and Sale of Stock.........................................2

                                   ARTICLE III
                                 PURCHASE PRICE
                                 --------------

 3.1     Purchase Price.....................................................2
 3.2     Note and Security Terms............................................3
 3.3     Purchase Price Adjustment..........................................3

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF VICBP
                     ---------------------------------------

 4.1     Corporate Organization, Etc........................................4
 4.2     Authorization, Etc.................................................4
 4.3     No Violation.......................................................5
 4.4     Title and Related Matters..........................................5

                                    ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF THE ASSET PURCHASER
              -----------------------------------------------------

 5.1     Corporate Organization, Etc........................................6
 5.2     Authorization, Etc.................................................6
 5.3     No Violation.......................................................6
 5.4     Knowledgeable Purchaser............................................6

                                      (i)

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF DEVCON
                    ----------------------------------------

 6.1     Corporate Organization, Etc........................................7
 6.2     Authorization, Etc.................................................7
 6.3     No Violation.......................................................7
 6.4     Title to Stock.....................................................7
 6.5     Record Books.......................................................7
 6.6     Absence of Debt....................................................8

                                   ARTICLE VII
              REPRESENTATIONS AND WARRANTIES OF THE STOCK PURCHASER
              -----------------------------------------------------

 7.1     Authorization, Etc.................................................8
 7.2     No Violation.......................................................8
 7.3     Knowledgeable Purchaser............................................8
 7.4     Title to Devcon Shares.............................................9

                                  ARTICLE VIII
                                OTHER AGREEMENTS
                                ----------------

 8.1     Further Assurances.................................................9
 8.2     Deliveries After Closing...........................................9
 8.3     Non-Competition....................................................9
 8.4     Public Announcements..............................................10
 8.5     Mariendahl Estate.................................................10
 8.6     Financing.........................................................10
 8.7     Easement on Real Property.........................................10

                                    ARTICLE V
              CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER GROUP
              ----------------------------------------------------

 9.1     Representations and Warranties; Performance.......................11
 9.2     Consents and Approvals............................................11
 9.3     Proceedings and Documents.........................................11
 9.4     Additional Agreements.............................................11
 9.5     Other Documents...................................................11
 9.6     Financing.........................................................11

                                      (ii)
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                                   ARTICLE VI
                CONDITIONS TO THE OBLIGATIONS OF VICBP AND DEVCON
                -------------------------------------------------

 10.1    Representations and Warranties; Performance.......................11
 10.2    Consents and Approvals............................................12
 10.3    Proceedings and Documents.........................................12
 10.4    Insurance Coverage................................................12
 10.5    Additional Agreements.............................................12
 10.6    Other Documents...................................................12

                                   ARTICLE XI
                                     CLOSING
                                     -------

 11.1    Closing...........................................................12

                                   ARTICLE XII
                       SURVIVAL OF TERMS; INDEMNIFICATION
                       ----------------------------------

 12.1    Survival..........................................................13
 12.2    Limitations.......................................................13
 12.3    Third-Party Claims................................................13

                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS
                            ------------------------

 13.1    Amendment and Modification........................................14
 13.2    Waiver of Compliance; Consents....................................15
 13.3    Certain Definitions...............................................15
 13.4    Notices...........................................................16
 13.5    Assignment........................................................17
 13.6    Arbitration.......................................................17
 13.7    Governing Law.....................................................18
 13.8    Counterparts......................................................19
 13.9    Headings..........................................................19
 13.10   Entire Agreement..................................................19
 13.11   Consent to Jurisdiction; Service of Process.......................19
 13.12   Binding Effect....................................................19
 13.13   Injunctive Relief.................................................19
 13.14   Delays or Omissions...............................................19
 13.15   Severability......................................................20
 13.16   Expenses..........................................................20
 13.17   Waiver of Jury Trial..............................................20

                                     (iii)
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                             SCHEDULES AND EXHIBITS

SCHEDULE/EXHIBIT                                            RESPONSIBILITY
                                                     ("SELLERS" OR "PURCHASERS")

     1.1     Acquired Assets....................................    S
     1.2(a)  Assumed Obligations................................    S
     2.1     Description of Stock...............................    S
     4.1     VICBP Jurisdictions................................    S
     4.3     VICBP Violations...................................    S
     4.4     VICBP Title........................................    S
     5.1     Asset Purchaser Jurisdiction.......................    P
     5.3     Asset Purchaser Violations.........................    P
     6.1     Devcon Jurisdictions...............................    S
     6.3     Devcon Violations..................................    S
     6.5     DMP Officers and Directors.........................    S
     7.2     Stock Purchaser Violations.........................    P
     8.3     Certain Employees..................................    S
     8.7     Easement on Real Property..........................    S
     9.4     Supply Agreement...................................    S

                                      (iv)

                               PURCHASE AGREEMENT

         This PURCHASE AGREEMENT, effective as of the 31st day of December, 1999, by and between Devcon International Corp., a Florida corporation, ("DEVCON"), V.I. Cement & Building Products, Inc., a Delaware corporation ("VICBP"), Paulina Dean, an individual (the "STOCK PURCHASER"), St. Thomas Concrete, Inc., an entity formed and existing under the laws of the U.S. Virgin Islands ("ASSET PURCHASER") and W. Kemble Ketcham, an individual ("KETCHAM"). Terms used herein and not otherwise defined shall have the meanings set forth in
Section 13.3 hereof.

         This Purchase Agreement is entered into to enable (i) Devcon to sell to the Stock Purchaser and the Stock Purchaser to purchase all of the outstanding capital stock of Devcon Masonry Products (BVI) Ltd., an entity organized and existing under the laws of the British Virgin Islands ("DMP") and (ii) VICBP to sell to the Asset Purchaser and the Asset Purchaser to purchase, certain assets.

         NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements, and subject to the conditions contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                               PURCHASE OF ASSETS

         1.1 PURCHASE AND SALE OF ACQUIRED ASSETS. Subject to the terms and conditions of this Agreement, VICBP hereby sells, assigns, conveys and transfers to the Asset Purchaser, and the Asset Purchaser hereby purchases, all of the assets specifically set forth on SCHEDULE 1.1 herein (the "ACQUIRED ASSETS1.1"), which constitute all of the assets of VICBP utilized by it in connection with its ready mix concrete business on the island of St. Thomas (the "BUSINESS").

         1.2 ASSUMED OBLIGATIONS. The Asset Purchaser hereby assumes and agrees to pay, satisfy, perform and discharge, as the same shall become due, as of and after the Closing Date, all of the ordinary course business obligations of VICBP associated with the Business, including all obligations under existing Contracts, capital leases and operating leases of VICBP specifically set forth on SCHEDULE 1.2(A) hereto (the "ASSUMED OBLIGATIONS"). The parties acknowledge and agree that the Assumed Obligations shall include fulfilling orders existing as of the date hereof for products, including those for which prepayments have been made by the customer. Except as expressly set forth in this SECTION 1.2 and
SCHEDULE 1.2(A), the Asset Purchaser shall not assume or otherwise be responsible at any time for any liability, obligation, debt or commitment of VICBP, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including, but not limited to, any liabilities, obligations, debts or commitments of VICBP (a) incident to, arising out of or incurred with respect to this Agreement and the transactions contemplated hereby (except that any and all Taxes owing as a result of the transfer of any of the Acquired Assets shall be borne equally between VICBP and the Asset Purchaser) or
(b) which otherwise arise or are asserted or incurred by reason of events, acts or transactions occurring, or the operation of VICBP's business prior to or on the Closing Date (the "EXCLUDED LIABILITIES"). VICBP agrees to satisfy and discharge the Excluded Liabilities as the same shall become due. Any payment, debt or other ordinary course obligation covering periods prior to as well as after the Closing Date shall be prorated between the parties such that VICBP shall satisfy and discharge such portion relating to the period prior to the Closing Date and the Asset Purchaser shall satisfy and discharge all of those arising from and after the Closing Date.

         1.3 METHOD OF CONVEYANCE. The sale, transfer, conveyance and assignment by VICBP of the Acquired Assets to the Asset Purchaser in accordance with
Section 1.1 hereof shall be effected on the Closing Date each upon the execution and delivery to the Asset Purchaser of instruments of transfer including: (a) bills of sale in such form shall be necessary and appropriate under the laws of the applicable jurisdiction (the "BILL OF SALE"), (b) an assignment or sublease of VICBP's leases, or the applicable portions thereof, used in the Business, (c) transfer documents for the certificates of title for all of VICBP's vehicles used in the Business and (d) deed of transfer for the real property, in such form as shall be necessary and appropriate under the laws of the jurisdiction of location of the real property.

                                   ARTICLE II

                                PURCHASE OF STOCK

         2.1 PURCHASE AND SALE OF STOCK. Subject to the terms and conditions of this Agreement, Devcon agrees to sell and the Stock Purchaser agrees to purchase, all of the issued and outstanding capital stock of DMP (the "STOCK"). The number of shares constituting the Stock and the stock certificates evidencing the same are described in SCHEDULE 2.1 hereto. Any and all Taxes owing as a result of the transfer of the Stock shall be borne equally between Devcon and the Stock Purchaser; PROVIDED, however, that in no event shall the amount of such Taxes that Devcon will pay exceed the amount of Taxes, including any stamp taxes due, that the Asset Purchaser is obligated to pay on the transfer of the Acquired Assets.

                                   ARTICLE III

                                 PURCHASE PRICE

         3.1 PURCHASE PRICE. In consideration of the conveyance of the Acquired Assets and the Stock, and in reliance on the representations, warranties, covenants and agreements of Devcon and VICBP contained herein and in the documents contemplated hereby, the Asset Purchaser agrees to assume the Assumed Obligations and the Asset Purchaser, the Stock Purchaser and Ketcham (together, the "PURCHASER GROUP" and each of the Asset Purchaser and the Stock Purchaser shall sometimes be referred to herein as a "PURCHASER"), as applicable, shall pay to Devcon and VICBP (together, the "SELLER GROUP" and each individually, a "SELLER") the following consideration:

                  (a) On or before December 8, 1999, a refundable deposit of $1 million, which amount has heretofore been paid and received (the "DEPOSIT");

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                  (b) At the Closing, an additional payment of $5 million, up to
$4 million of which may be financed;

                  (c) At the Closing, the transfer of 420,000 shares of the common stock of Devcon (the "DEVCON Shares") currently held by Paulina Dean to Devcon or its designee, which shall be deemed to be valued at $6.00 per share, being understood that as of the date hereof, the officer of Devcon executing this Purchase Agreement is not aware of any material change in the financial condition of Devcon that Ketcham is not aware of; and

                  (d) At the Closing, execution and delivery of a promissory note from the Asset Purchaser and DMP to Devcon in such amount as shall represent the difference between $11.0 million and the aggregate value of the consideration already delivered pursuant to subsections (a), (b) and (c) of this
Article 3.1 (the "NOTE").

         3.2 NOTE AND SECURITY TERMS.

         (a) The Note shall be payable in monthly payments of (a) principal in an amount equal to 1/36th of the initial amount owed and (b) interest accrued on the outstanding principal and any unpaid interest at the prime rate quoted as of the last business day of the preceding month in the Wall Street Journal. The payments shall begin thirty (30) days after the Closing Date. Ketcham shall personally guarantee up to $1.5 million of the principal and interest obligations due under the Note.

         (b) The Note shall also be secured by a lien on the machinery, equipment and accounts receivable of DMP, as well as a lien on the machinery, equipment and accounts receivable of the Asset Purchaser. The Note and liens shall be subordinated to any lien and debt to a financial institution that is financing the transactions contemplated by or related to this Agreement.

         (c) The Asset Purchaser and DMP hereby grant VICBP and Devcon a security interest in the machinery, equipment and accounts receivable of the Asset Purchaser and DMP, respectively.

         3.3 PURCHASE PRICE ADJUSTMENT. The purchase price set forth herein shall be reduced in the following event and as follows:

                  (a) If a Person meets the definition of a Competitor (as defined below) in the St. Thomas ready mix concrete market, and

                           (i) operates as such a Competitor within 18 months of the Closing Date, there will be a reduction of the purchase price by $1.0 million; or

                           (ii) operates as such a Competitor at any time between 18 months and 36 months after the Closing Date, and not prior to 18 months after the Closing Date, the reduction amount of $1.0 million shall be reduced by $55,555 for each month after the 18th month in which such competition arises.

If Section 3.3(a)(i) or (ii) is satisfied, such competition shall be deemed to arise on the date that such Person first meets the definition of "Competitor" which date is the first day of the six (6) month period identified in Section 3.3(c).

                  (b) The purchase price reduction shall be made through a reduction in the principal amount of the Note, effective as of the date such Person satisfies the definition of a Competitor. Upon the passage of six months of continuous operations of the Competitor, the applicable parties hereto agree to amend the Note to effectuate the purchase price adjustment.

By way of example, if an unrelated company enters the market on April 1 with an average weekly concrete volume of 100 cubic yards, and then in the months of June 1 through November 30 such company has an average weekly concrete volume of at least 200 cubic yards (thereby meeting the volume and duration requirements), then, as of December 1, a retroactive adjustment shall be made to the payments made on the Note as of June 1. The mechanism to effectuate such adjustment shall be determined by the parties at such time.

                  (c) The term "COMPETITOR" as used in this Agreement, means a bona fide competitor to the Business who is not an Affiliate of any member of the Purchaser Group, who is not a party to any type of contractual relationship with any member of the Purchaser Group or Affiliate thereof, who does not otherwise have a business interest or relationship with any member of the Purchaser Group or Affiliate thereof, who has continuously conducted such competing business for a period longer than six (6) months, with average weekly concrete volume of at least 200 cubic yards or operates on a full-time basis at least four ten-yard concrete mixer trucks and a batch plant.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF VICBP

         VICBP represents and warrants to the Asset Purchaser, as of the date hereof and as of the Closing Date, if different from the date hereof, with respect to the Acquired Assets:

         4.1 CORPORATE ORGANIZATION, ETC. VICBP is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. VICBP is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the conduct of its business and/or the ownership or lease of its properties, require it to be so qualified or licensed. Such jurisdictions are set forth in SCHEDULE 4.1 hereto.

         4.2 AUTHORIZATION, ETC. VICBP has full power and authority to enter into this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors and stockholders of VICBP and no other corporate proceedings on their part are necessary to authorize this Agreement and the transactions contemplated hereby. This

Agreement and all other agreements contemplated hereby to be entered into by VICBP each constitute a legal, valid and binding obligation of VICBP enforceable against VICBP in accordance with its terms.

         4.3 NO VIOLATION. Except as set forth in SCHEDULE 4.3 hereto, and to the knowledge of VICBP, the execution, delivery and performance by VICBP of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by VICBP, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (with due notice, lapse of time or both), (c) result in the creation of any Lien upon the Acquired Assets pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by, notice to, or filing with any Authority pursuant to, the charter or bylaws of VICBP or any applicable Regulation, Order or any Contract to which VICBP or its properties or the Acquired Assets are subject. VICBP has complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         4.4      TITLE AND RELATED MATTERS.

                  (a) Except as set forth in SCHEDULE 4.4 hereto, VICBP has good and valid title to all real and personal property and other assets being sold by it pursuant to this Agreement, free and clear of all Liens. Real property taxes shall be paid pro-rata by VICBP and the Asset Purchaser (i.e. VICBP shall be responsible for the portion relating to periods prior to the Closing Date and the Asset Purchaser shall be responsible for the period starting from and continuing after the Closing Date). Any obligation for stamp taxes due as a result of the transfer of real property shall be divided equally between VICBP and the Asset Purchaser.

                  (b) All the leases that are part of the Acquired Assets are in full force and effect, and valid and enforceable in accordance with their respective terms. VICBP has not received any notice of any, and there exists no event of default or event which constitutes or would constitute (with notice or lapse of time or both) a default by VICBP or any other Person under any lease. All rent and other amounts due and payable with respect to the leases that are part of the Acquired Assets have been paid through the date of this Agreement.

                  (c) None of the Acquired Assets is subject to any (i) Contracts of sale or lease, except Contracts for the sale of inventory in the ordinary and regular course of business or (ii) Liens, except for Permitted Liens.

                                    ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF THE ASSET PURCHASER

         The Asset Purchaser represents and warrants to VICBP as of the date hereof and as of the Closing Date, if different from the date hereof:

         5.1 CORPORATE ORGANIZATION, ETC. The Asset Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Asset Purchaser is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the conduct of its business and/or the ownership or lease of its properties, require it to be so qualified or licensed. Such jurisdictions are set forth in SCHEDULE 5.1 hereto.

         5.2 AUTHORIZATION, ETC. The Asset Purchaser has full power and authority to enter into this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors and stockholders of the Asset Purchaser, as required by applicable law, and no other corporate proceedings on their part are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement and all other agreements contemplated hereby to be entered into by the Asset Purchaser each constitute a legal, valid and binding obligation of the Asset Purchaser enforceable against the Asset Purchaser in accordance with its terms.

         5.3 NO VIOLATION. Except as set forth in SCHEDULE 5.3 hereto, and to the knowledge of the Asset Purchaser, the execution, delivery and performance by the Asset Purchaser of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Asset Purchaser, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (with due notice, lapse of time or both), (c) give any third party the right to accelerate any obligation under, (d) result in a violation of, or (e) require any authorization, consent, approval, exemption or other action by, notice to, or filing with any Authority pursuant to, the charter or bylaws of the Asset Purchaser or any applicable Regulation, Order or any Contract to which the Asset Purchaser or its properties are subject. The Asset Purchaser has complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         5.4 KNOWLEDGEABLE PURCHASER. Ketcham, as the manager of the Business, has full knowledge about and has advised the other members of the Purchaser Group about, the business and condition, financial and otherwise, of the Business. The members of the Purchaser Group have had an opportunity to ask questions and to receive answers concerning the Acquired Assets and are in a position to make an informed decision about the transactions contemplated herein. There are no material facts regarding the Acquired Assets or the Business (including but not limited to the condition, value or business or financial prospects thereof) known by any member of the Purchaser Group which such member has failed to disclose to VICBP or known by VICBP that VICBP has failed to disclose to the Purchaser Group or Ketcham.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF DEVCON

         Devcon represents and warrants to the Stock Purchaser as of the date hereof and as of the Closing Date, if different from the date hereof:

         6.1 CORPORATE ORGANIZATION, ETC. Devcon is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. Devcon is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the conduct of its business and/or the ownership or lease of its properties, require it to be so qualified or licensed. Such jurisdictions are set forth in SCHEDULE 6.1 hereto.

         6.2 AUTHORIZATION, ETC. Devcon has full power and authority to enter into this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors of Devcon, as required by applicable law, and no other corporate proceedings on their part are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement and all other agreements contemplated hereby to be entered into by Devcon each constitute a legal, valid and binding obligation of Devcon enforceable against Devcon in accordance with its terms.

         6.3 NO VIOLATION. Except as set forth in SCHEDULE 6.3 hereto, and to the knowledge of Devcon, the execution, delivery and performance by Devcon of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by Devcon, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (with due notice, lapse of time or both), (c) result in the creation of any Lien upon the Stock pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by, notice to, or filing with any Authority pursuant to, the charter or bylaws of Devcon or any applicable Regulation, Order or any Contract to which Devcon or its properties or the Acquired Assets are subject. Devcon has complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         6.4 TITLE TO STOCK. The Stock represents all of the issued and outstanding capital stock of DMP. Upon payment of the purchase price to Devcon at the Closing, Devcon will convey good and valid title to the Stock, free and clear of all Liens, Contracts or other limitations.

         6.5 RECORD BOOKS. The stock record books of DMP that have been made available to the Stock Purchaser for inspection prior to the date hereof are complete and correct in all material respects. There are no shares of capital stock of DMP currently reserved for issuance for any purpose or upon the occurrence of any event or condition. The corporate minute books of DMP that have been made available to the Stock Purchaser for inspection are complete and correct in all material respects and contain all of the proceedings of the shareholders and directors of DMP. A true and complete list of the incumbent directors and officers of DMP is set forth in SCHEDULE 6.5 hereto.

         6.6 ABSENCE OF DEBT. As of the Closing Date, the Stock shall be free and clear of all Liens. Other than ordinary course obligations, DMP will not, as of the Closing Date, have any debt to any financial institution. There shall exist no intercompany obligations between DMP and Devcon or any of its subsidiaries.

                                   ARTICLE VII

              REPRESENTATIONS AND WARRANTIES OF THE STOCK PURCHASER

         The Stock Purchaser represents and warrants to Devcon as of the date hereof and as of the Closing Date, if different from the date hereof:

         7.1 AUTHORIZATION, ETC. The Stock Purchaser has full power and authority to enter into this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors and stockholders of the Stock Purchaser, as required by applicable law, and no other corporate proceedings on their part are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement and all other agreements contemplated hereby to be entered into by the Stock Purchaser each constitute a legal, valid and binding obligation of the Stock Purchaser enforceable against the Stock Purchaser in accordance with its terms.

         7.2 NO VIOLATION. Except as set forth in SCHEDULE 7.2 hereto, the execution, delivery and performance by the Stock Purchaser of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Stock Purchaser, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (with due notice, lapse of time or both), (c) give any third party the right to accelerate any obligation under, (d) result in a violation of, or (e) require any authorization, consent, approval, exemption or other action by, notice to, or filing with any Authority pursuant to, the charter or bylaws of the Stock Purchaser or any applicable Regulation, Order or any Contract to which the Stock Purchaser or its properties are subject. The Stock Purchaser has complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         7.3 KNOWLEDGEABLE PURCHASER. Ketcham, as the manager of DMP, has full knowledge about and has advised the other members of the Purchaser Group about, the business and condition, financial and otherwise of DMP. Each member of the Purchaser Group have had an opportunity to ask questions and to receive answers concerning the Stock and DMP and are in a position to make an informed decision about the transactions contemplated herein. There are no material facts regarding DMP (including but not limited to the condition, value, or business or financial prospects thereof) known by any member of the Purchaser Group which such member has failed to disclose to Devcon or known by Devcon that Devcon has failed to disclose to the Purchaser Group or Ketcham.

         7.4 TITLE TO DEVCON SHARES. The Devcon Shares are owned by the Stock Purchaser, free and clear of all Liens, Contracts or other limitations whatsoever.

                                  ARTICLE VIII

                                OTHER AGREEMENTS

         The parties further agree as follows:

         8.1 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, the parties hereto shall use their best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations and Orders to consummate and make effective as promptly as possible the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing.

         8.2 DELIVERIES AFTER CLOSING. From time to time after the Closing, at either Purchaser's request and without further consideration from either Purchaser, VICBP and/or Devcon shall execute and deliver such other instruments of conveyance and transfer and take such other action as either Purchaser reasonably may require to convey, transfer to and vest in such Purchaser and to put the Purchaser in possession of any rights or property to be sold, conveyed, transferred and delivered hereunder.

         8.3      NON-COMPETITION.

                  (a) During the Restricted Period, each member of the Seller Group agrees not to (i) directly or indirectly, engage in any business activity which is directly or indirectly in competition with the ready-mix concrete business of the Purchaser Group in St. Thomas and Tortola or with the aggregate material business of the Purchaser Group in Tortola, (ii) solicit any person who has a business relationship with any member of the Purchaser Group to discontinue or reduce the extent of the relationship or (iii) allow, to the extent it may legally prevent the same, a ready mix concrete plant to be established on any property owned or leased by it in St. Thomas. For a period of two years after the date hereof, each member of the Seller Group agrees not to seek to employ any person who is in the employ of any member of the Purchaser Group.

                  (b) During the Restricted Period and in the Restricted Area, each member of the Purchaser Group agrees not to (i) directly or indirectly, engage in any business activity which is directly or indirectly in competition with the ready-mix business being conducted by Devcon or any of its Subsidiaries as of the Closing Date or (ii) solicit any person who has a business relationship with either member of the Seller Group to discontinue to reduce the extent of their relationship. For the Restricted Period and in St. Thomas, each member of the Purchaser Group agrees not to engage in any business which is directly or indirectly in competition with the quarry and construction materials business of Devcon or its Subsidiaries; provided, however, that this restriction shall not be deemed to apply to the ready-mix business in St. Thomas, the assets for which are being transferred herein. Except for the individuals listed in SCHEDULE 8.3, for a period of two years after the date hereof, the members of the Purchaser Group agree not to seek to employ any person who is in the employ of either member of the Seller Group.

                  (c) "RESTRICTED PERIOD" means five years from the date hereof. "RESTRICTED AREA" means the U.S. Virgin Islands, the Dutch Antilles, the French West Indies, Antigua and Barbuda, Dominica and the British Virgin Islands.

         8.4 PUBLIC ANNOUNCEMENTS. None of the parties hereto nor any Affiliate, representative or shareholder of any of such persons, shall disclose any of the terms of this Agreement to any third party without the other parties' prior written consent, except as may be required by law. The form, content and timing of all press releases, public announcements or publicity statements with respect to this Agreement and transactions contemplated hereby shall be subject to the prior approval of Devcon and Ketcham, which approval shall not be unreasonably withheld. No press releases, public announcements or publicity statements shall be released by either party without such prior mutual agreement, expect as may be required by law. Each party shall be entitled to rely on the advice of its counsel regarding applicable legal disclosure requirements.

         8.5 MARIENDAHL ESTATE. In the event that VICBP removes the existing block plant and other removable improvements from parcel No. 6 Estate Mariendahl, VICBP will, upon obtaining the consent of the Landlord to do so, give the Asset Purchaser the right of first refusal to be the assignee of such lease, for such consideration as shall be offered by any third party or, if VICBP has not been approached by or solicited a third party, for such consideration as shall be negotiated by the parties at such time.

         8.6 FINANCING. The Purchaser Group shall make its good faith best efforts to obtain such financing as shall be required for it to consummate the transactions contemplated in this Agreement.

         8.7 EASEMENT ON REAL PROPERTY. The parties agree that the Seller Group, or Affiliates thereof, as appropriate, shall be granted an easement to cross or otherwise make reasonable use of the real property conveyed to the Purchaser Group pursuant to this Agreement and as set forth on SCHEDULE 8.7 hereto, all as shall be reasonably necessary or helpful for the business of the Seller Group.

                                   ARTICLE IX

              CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER GROUP

         Each and every obligation of each member of the Purchaser Group under this Agreement shall be subject to the satisfaction of each of the following conditions unless waived in writing by each member of the Purchaser Group:

         9.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of VICBP and Devcon contained in Article IV and Article VI and elsewhere in this Agreement and all information contained in any exhibit or schedule hereto delivered by, or on behalf of, VICBP and Devcon, to the Purchaser Group, shall be true and correct except as expressly provided herein. VICBP and Devcon shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them according to the terms hereof.

         9.2 CONSENTS AND APPROVALS. The parties hereto shall have obtained, except as otherwise set forth in this Agreement, any and all consents, approvals, Orders, qualifications, licenses, Permits or other authorizations required by all applicable Regulations, Orders and Contracts of VICBP and Devcon or binding on their properties and assets, with respect to the execution, delivery and performance of the Agreement and consummation of the transactions contemplated herein.

         9.3 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to the Purchaser Group and their counsel, and the Seller Group shall have made available to the Purchaser Group for examination the originals or true, complete and correct copies of all records and documents relating to the business and affairs of VICBP that the applicable Purchaser may reasonably request in connection with said transaction.

         9.4 ADDITIONAL AGREEMENTS. VICBP shall have executed and delivered the Supply Agreement in substantially the form attached hereto as Exhibit 9.4.

         9.5 OTHER DOCUMENTS. VICBP and Devcon shall have furnished the applicable Purchaser with such other and further documents and certificates, including certificates of the Sellers' officers and others, as such Purchaser shall reasonably request to evidence compliance with the conditions set forth in this Agreement, including but not limited to secretary's certificate(s) as to all necessary corporate action having been taken to authorize this Agreement and the VICBP Supply Agreement as well as indicating incumbent officers authorized to execute such and all related documents.

         9.6 FINANCING. Purchaser Group shall have obtained financing in the minimum amount of $4.0 million.

                                    ARTICLE X

                CONDITIONS TO THE OBLIGATIONS OF VICBP AND DEVCON

         Each and every obligation of VICBP and Devcon under this Agreement shall be subject to the satisfaction of each of the following conditions unless waived in writing by Devcon:

         10.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of the Purchaser Group contained in Article V and Article VII and elsewhere in this Agreement and all information contained in any exhibit or schedule hereto delivered by, or on behalf of, the Purchaser Group to the applicable Seller, shall be true and correct except as expressly provided herein. The Purchaser Group shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with according to the terms hereof.

         10.2 CONSENTS AND APPROVALS. Each member of the Purchaser Group shall have obtained any and all material consents, approvals, Orders, qualifications, licenses, permits or other authorizations required by all applicable Regulations or Orders, with respect to the execution, delivery and performance of the Agreement, and the consummation of the transactions contemplated herein.

         10.3 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to VICBP, Devcon and their counsel, and the Purchaser Group shall have made available to VICBP, Devcon and their counsel for examination the originals or true, complete and correct copies of all records and documents relating to the business and affairs of the Purchaser Group that they may reasonably request in connection with said transaction.

         10.4 INSURANCE COVERAGE. The Purchaser Group shall have obtained all risk insurance coverage, effective as of the Closing Date, in amounts that are customary in the industry to cover DMP as well as the Acquired Assets. The Purchaser Group shall have also obtained, effective as of the Closing Date, public liability insurance with coverages of at least $1 million per incident and $3 million in the aggregate.

         10.5 ADDITIONAL AGREEMENTS. STC and DMP shall have executed and delivered the Supply Agreement substantially in the form attached hereto as
Exhibit 9.4.

         10.6 OTHER DOCUMENTS. Members of the Purchaser Group shall have furnished the Seller Group with such other and further documents and certificates, including certificates of members of the Purchaser Group officers and others, as the Seller Group shall reasonably request to evidence compliance with the conditions set forth in this Agreement, including but not limited to secretary's certificate(s) as to all necessary corporate action having been taken to authorize this Agreement and the Supply Agreements, as well as indicating incumbent officers authorized to execute such and all related documents.

                                   ARTICLE XI

                                     CLOSING

         11.1 CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place on the date hereof (the "CLOSING DATE") or such other Closing Date as shall be agreed upon by the parties hereto; provided, however, that in no event shall the Closing occur after January 20, 2000 unless consented to in writing by Devcon and Ketcham. If the

Closing does not occur by January 20, 2000 or another agreed-upon Closing Date, then the Deposit, together with interest thereon, shall immediately be refunded to Ketcham.

                                   ARTICLE XII

                       SURVIVAL OF TERMS; INDEMNIFICATION

         12.1 SURVIVAL. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement until all obligations set forth therein shall have been performed and satisfied notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that all representations and warranties, and the agreements of the Seller Group and the Purchaser Group to indemnify each other set forth in this Article XII, shall survive and continue for, and all claims with respect thereto shall be made prior to the end of, six months from the Closing Date, except for (i) the representations and warranties set forth in Section 8.3 and the covenants contained therein which shall survive until, and all claims with respect thereto shall be made within, the Restricted Period, and (ii) representations, warranties and indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above, in which event such indemnities shall survive with respect to such claim until the final disposition thereof. For the purposes of this Article, the Seller Group shall together be deemed to be one party and the Purchaser Group shall together be deemed to be another party.

         12.2 LIMITATIONS.

                  (a) Neither party shall be required to indemnify the other party until the indemnifiable damages, individually or in the aggregate, exceed $50,000 (the "HURDLE RATE"), at which point such indemnifying party shall be responsible for all indemnifiable damages that may arise in excess of the Hurdle Rate.

                  (b) Notwithstanding any other provision hereof, after the Closing, the aggregate amount of indemnifiable damages for which the Sellers Group shall be liable under this Article XII shall not exceed $5,000,000.

         12.3 THIRD-PARTY CLAIMS.

                  (a) Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third-party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "INDEMNITEE") of notice of the commencement of any Claim, or assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the "INDEMNITOR") is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee will, if a Claim thereon is to be, or may be, made against the Indemnitor, notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such Claim, process and all legal pleadings.

The Indemnitor shall have the right to assume the defense of such action with counsel of reputable standing. The Indemnitor and the Indemnitee shall cooperate in the defense of such Claims. In the case that the Indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the Indemnitee shall make available to the Indemnitor all relevant records and take such other action and sign such documents as are reasonable necessary to defend such audit, assessment or other proceeding in a timely manner. If the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including legal fees and expenses) incurred by such Indemnitee in connection with such obligation or liability subject to this Article XII. No Indemnitor, in the defense of any such Claim, shall, except with the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim. In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume such defense as provided above, the Indemnitee shall have the full right to defend against any such Claim, and shall be entitled to settle or agree to pay in full such claim or demand, in its sole discretion. The Indemnitee shall not enter into any settlement for which an indemnification claim will be made hereunder without the approval of the Indemnitor, which will not be unreasonably withheld.

                  (b) Prior to paying or settling any Claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such Claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the Indemnitor. An Indemnitor or Indemnitee shall have the right to settle any Claim against it, subject to the prior written approval of the other, which approval shall not be unreasonably withheld.

                  (c) An Indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such action or claim, (ii) the Indemnitor shall not have employed counsel in the defense of such action or claim, or (iii) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the Indemnitor.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

         13.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of Devcon and Ketcham.

         13.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

         13.3 CERTAIN DEFINITIONS.

                  "AFFILIATE" means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities, (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person, (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person's affairs, (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person.

                  "AUTHORITY" means any federal, state, local or foreign governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, whether foreign, federal, state or local.

                  "CLAIM" means any action, claim, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, appeals or other dispute, whether civil, criminal, administrative or otherwise.

                   "CONTRACT" means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral.

                   "LIEN" means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, charge, restriction on transfer or otherwise, or interest of another Person of any kind or nature.

                  "MARKET PRICE" means the average of the daily market prices for 5 consecutive business days commencing 7 days prior to the Closing Date. The daily market price for each such business day shall be (i) the last sale price on such day on the principal stock exchange or the NASD Automated Quotation National Market System ("NASDAQ-NMS") on which such common stock is then listed or admitted to trading or (ii) if no sale takes place on such day on any such exchange or NASDAQ-NMS, the average of the last reported closing bid and ask prices on such day as officially quoted on any such exchange.

                  "ORDER" means any decree, order, judgment, injunction, rule, ruling, Lien, voting right, consent of or by an Authority.

                  "PERMITS" means all permits, licenses, registrations, certificates, Orders or approvals from any Authority or other Person (including without limitation those relating to the occupancy or use of owned or leased real property) issued to or held by either of the Seller.

                  "PERMITTED LIENS" means (i) statutory Liens not yet delinquent, (ii) such imperfections or irregularities of title or Liens as do not materially detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties, or do not detract from the value of such properties and assets, (iii) the rights of customers of each Seller with respect to inventory, orders or Contracts entered into by each Seller in the ordinary course of business, (iv) mechanics', carriers', workers', repairmen's, warehousemen's, or other similar Liens arising in the ordinary course of business in respect of obligations not overdue or which are being contested in good faith and covered by a bond in an amount at least equal to the amount of the Lien, (v) deposits or pledges to secure workmen's compensation, unemployment insurance, old age benefits or other social security obligations in connection with, or to secure the performance of, bids, tenders, trade contracts not for the payment of money or leases, or to secure statutory obligations or surety or appeal bonds or other pledges or deposits for purposes of like nature in the ordinary course of business.

                  "PERSON" means any corporation, partnership, joint venture, organization, entity, Authority or natural person.

                  "PROPERTY" shall mean any real property and improvements owned (directly, indirectly, or beneficially), leased, used, operated or occupied by any party and/or its Subsidiaries.

                  "REGULATION" means any rule, law, code, statute, regulation, ordinance, requirement, announcement or other binding action of or by an Authority.

                  "SUBSIDIARY" any Person in which any party has (i) an ownership interest, whether direct or indirect, (ii) advanced funds or provided financial accommodations to which, in each case, is secured by an ownership interest in or has an Option to acquire an ownership interest in such Person.

                  "TAXES" means including without limitation income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, foreign, fuel, excess profits, occupational and interest equalization, windfall profits, severance, and other charges (including interest and penalties).

         13.4 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, sent by telecopy (with confirmation of transmission) or by overnight receipted courier service:

                  (a) If to VICBP or Devcon to:  c/o Devcon International Corp.
                                                 1350 E. Newport Center Drive
                                                 Suite #201
                                                 Deerfield Beach, Florida 33442
                                                 Attn:  Jan Norelid

                                with a copy to:  Greenberg Traurig, P.A.
                                                 1221 Brickell Avenue
                                                 Miami, Florida  33131
                                                 Attn: Bob Grossman, Esq.

         or to such other Person or address as VICBP or Devcon shall furnish by notice to the Purchaser Group in writing.

                  (b) If to the Purchaser
                      Group, to:
                                           ------------------------------------

                                           ------------------------------------

                                           ------------------------------------
                                           Attn:  Mr. W. Kemble Ketcham

                           with a copy to:

                                           Dudley Clark & Chan
                                           9720 Estate Thomas, Suite 1
                                           St. Thomas, U.S. Virgin Islands 00801
                                           Attn:  Elizabeth A. Clark, Esq.

         or to such other Person or address as the Purchaser shall furnish by notice to the Seller Group in writing.

         13.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that any member of the Purchaser Group may, without the prior approval of VICBP and Devcon, assign its rights, interests and obligations hereunder to any Affiliate, and may grant Liens in respect of its rights and interests hereunder to its lenders (and any agent for the lenders), and the parties hereto consent to any exercise by such lenders (and such agent) of their rights and remedies with respect to such collateral.

         13.6 ARBITRATION.

                  (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, which has not been resolved by a non-binding procedure, shall be settled by arbitration in Miami, Florida (unless the

Purchaser Group and the Seller Group mutually agree in writing to another location), in accordance with the Arbitration Rules of the American Arbitration Association then in effect, except that the Purchaser Group and the Seller Group agree under any circumstances they shall be permitted reasonable discovery of documents and depositions of an adequate number of witnesses. Notwithstanding anything to the contrary in this Agreement, the Purchaser Group and the Seller Group further agree that arbitration shall not be utilized to determine: (i) any dispute arising out of or relating to the non-competition provisions set forth in Section 8.4 of this Agreement (although such non-competition provisions may be modified, voided or rescinded in an arbitration proceeding in connection with the modification, voiding or rescission of all of the other transaction agreements) or (ii) any dispute, controversy or claim which requires a third party's presence either as the co-respondent or as an indemnifier, unless the third party agrees to be bound by the arbitration. Disputes described in clauses
(i) and (ii) of the preceding sentence shall be resolved through proceedings commenced and prosecuted in a state or federal court in Miami, Florida.

                  (b) Within one week after the Purchaser Group, on the one hand, or the Seller Group, on the other hand, requests arbitration and the other party receives notice of such request, both parties shall supply the American Arbitration Association with a list of qualifications for the arbitrators. Within two weeks after receipt of the parties' lists of qualifications for the arbitrators, the American Arbitration Association shall supply the parties with a list of 21 potential arbitrators, and the Purchaser Group, on the one hand, and the Seller Group, on the other hand, shall each be permitted to strike up to nine proposed arbitrators and shall notify in writing the American Arbitration Association of the party's decisions. Within two weeks after receipt of the parties' decisions as to the acceptable potential arbitrators, the American Arbitration Association shall appoint the three arbitrators from the group of arbitrators which has not been stricken by either party.

                  (c) Resolution of disputes, controversies or claims shall be determined by a majority vote of the arbitration panel. The Purchaser Group, on the one hand, and the Seller Group, on the other hand, shall share equally the fees, costs and expenses of the arbitration, unless the arbitrators modify the allocation of such fees, costs and expenses because they have determined that fairness dictates other than an equal allocation between the parties. Each party shall be responsible for its own attorneys' fees, costs of its experts and expenses of its witnesses, unless the arbitrators provide otherwise because they have determined that fairness so dictates. Any award rendered shall be final, binding and conclusive (without the right to an appeal, unless such appeal is based on fraud by the other party in connection with the arbitration process) upon the parties and any judgment on such award may be enforced in any court having jurisdiction, unless otherwise provided by law. The party submitting such dispute to arbitration shall inform the American Arbitration Association that the parties have agreed: (i) to reasonable discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure (as used in the United States District Court for the Southern District of Florida) for a period not to exceed 120 days prior to such arbitration and (ii) to require that the testimony at the arbitration hearing be transcribed.

         13.7 GOVERNING LAW. The Agreement shall be governed by the internal laws of the State of Florida as to all matters, including but not limited to matters of validity, construction, effect and performance, except where the laws of the jurisdiction of the location of Acquired Asset governs.

         13.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signature pages shall be acceptable as originals.

         13.9 HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         13.10 ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits hereto and the documents, certificates and instruments referred to herein (including but not limited to the Supply Agreements), embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

         13.11 CONSENT TO JURISDICTION; SERVICE OF PROCESS. The Purchaser Group hereby irrevocably submits to the jurisdiction of the state or federal courts located in Broward County, Florida in connection with any suit, action or other proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

         13.12 BINDING EFFECT. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

         13.13 INJUNCTIVE RELIEF. The parties hereto agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

         13.14 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be

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

deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

         13.15 SEVERABILITY. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         13.16 EXPENSES. The Purchaser Group shall bear its own expenses, including without limitation, legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby. The Seller Group shall bear its own expenses, including without limitation, legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby.

         13.17 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

                                      * * *

         IN WITNESS WHEREOF, the parties hereto have made and entered into this Purchase Agreement effective as of December 31, 1999.

                                   DEVCON INTERNATIONAL CORP., A FLORIDA
                                   CORPORATION

                                   By: /s/ Jan Norelid
                                      ------------------------------------------
                                   Title: VP Finance
                                         ---------------------------------------

                                   V.I. CEMENT & BUILDING PRODUCTS, INC.,
                                   AN ENTITY FORMED AND EXISTING
                                   UNDER THE LAWS OF THE U.S. VIRGIN ISLANDS

                                   By: /s/ Jan Norelid
                                      ------------------------------------------
                                   Title: VP Finance
                                         ---------------------------------------

                                   ST. THOMAS CONCRETE, INC., AN ENTITY
                                   FORMED AND EXISTING UNDER THE
                                   LAWS OF THE U.S. VIRGIN ISLANDS

                                   By: /s/ W. Kemble Ketcham
                                      ------------------------------------------
                                   Title: President
                                         ---------------------------------------

                                   /s/ Paulina Dean
                                   ---------------------------------------------
                                   Paulina Dean, an individual

                                   /s/ W. Kemble Ketcham
                                   ---------------------------------------------
                                   W. Kemble Ketcham, an individual

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